Exhibit 99.3


March 13, 2008


To Our Partner Agents;


As you may be aware, in the Fourth Quarter of 2007, the Board of Directors of the National Atlantic Holdings Corporation (the "Company"), parent corporation of the Proformance Insurance Company, retained Banc of America Securities LLC as its financial advisor to assist the Company in its review of the strategic alternatives available to the Company in planning its future operating strategy.

The Company, with the assistance of Banc of America Securities LLC conducted a very thorough and robust review process which is now complete and it has been reviewed by the Board of Directors of the Company carefully. It is with pleasure that I inform you that the Board has approved a merger of the Company with a subsidiary of Palisades Safety and Insurance Association. The merger is subject to the approval of a majority vote of the National Atlantic shareholders and also approval by the New Jersey Department of Banking and Insurance. The merger is expected to occur in the Third Quarter of this year.

The Board voted in favor of the merger as we believe that the combined organization is the best alternative for our shareholders, our Partner Agents and their Proformance policyholders, and our employees. We believe that such a merger will serve the interests of the aforementioned interested parties in the best manner possible.

Many more details will be forthcoming over the next few days and weeks. The Company has made a filing with the Federal Securities and Exchange Commission and I encourage all Partner Agents to review the information contained therein. You may review the filing by visiting www.sec.gov and looking in "Search for Company Filings" under our ticker symbol, "NAHC".

Personally speaking, I think we can all be proud of what we have accomplished since our formation in 1994. During these 14 years we have encountered some very large obstacles to our survival, some retirements and the passing of some of the founders, and we have carried out the ideals envisioned by the founding partners in every material respect. Time and circumstances change and we must change with them. This merger will further facilitate the principle ideal of our Company which has been, and continues to be, "to provide a quality insurer for the Partners better clientele." The merged company will be a bigger, financially stronger, more competitive and more efficient operation, all of which are qualities necessary in maintaining our principle ideal both now and in the future. Further, the newly merged company will be managed under the very capable stewardship of Ed Fernandez, the President of Palisades, further providing positive future agency business prospects. You will be hearing from Ed in the next few days with important additional information.

Please do not hesitate to call me should you wish to discuss any of the above in more detail.

Sincerely,

/s/ James V. Gorman
-----------------------
James V. Gorman
Chairman of the Board of Directors
Chief Executive Officer